Exhibit (a)(8)




FOR IMMEDIATE RELEASE:                CONTACT:
Valhi, Inc.                           Bobby D. O'Brien
Three Lincoln Centre                  Vice President and Chief Financial Officer
5430 LBJ Freeway, Suite 1700          (972) 233-1700
Dallas, Texas  75240-2697

   VALHI, INC. ANNOUNCES PURCHASE OF 6 5/8% CONVERTIBLE PREFERRED SECURITIES,
          BENEFICIAL UNSECURED CONVERTIBLE SECURITIES, OF TIMET CAPITAL
                             TRUST I IN TENDER OFFER

         DALLAS, TEXAS. . . June 3, 2003 . . . Valhi, Inc. (NYSE: VHI) today announced the completion of its tender offer to purchase for cash up to 1,000,000 6 5/8% convertible preferred securities, beneficial unsecured convertible securities, of TIMET Capital Trust I, for a purchase price of $10.00 per security. The securities include the associated guarantee by Titanium Metals Corporation (NYSE: TIE). The tender offer expired at 12:00 midnight, New York City time, on June 2, 2003.

         Based on information provided by Computershare Trust Company of New York, the depositary for the offer, as of 12:00 midnight, New York City time, on June 2, 2003, Valhi purchased 14,700 securities that had been tendered.

         This news release is not an offer to purchase, nor a solicitation of an offer to sell securities with respect to any securities. The tender offer may only be made pursuant to the Offer to Purchase and the accompanying Letter of Transmittal. Valhi has filed with the SEC a tender offer statement on Schedule TO (including an offer to purchase, letter of transmittal and related tender offer documents) and Titanium Metals Corporation has filed a solicitation/recommendation statement on Schedule 14D-9. These documents, as amended, contain important information and security holders are advised to carefully read these documents before making any decision with respect to the tender offer. These documents may be obtained at no charge from the information agent or at the website of the Securities and Exchange Commission at www.sec.gov.